UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 18, 2011

OROFINO GOLD CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-152356	98-0453936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Carrera 40, No.10A-65, Barrio El Poblado
Medellìn – Colombia
(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-57.4.2682451

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2011 amendments were made to agreements entered into on November 15, 2010 to acquire the
Sur de Bolivar mineral concessions in Colombia. Under the original agreements the following terms were met:

Cash payments:

1.	$5,000 as an initial option payment;
2.	$100,000 on or before January 31, 2011 (paid in March 2011)
3.	$150,000 on or before February 28, 2011; (paid in March 2011)

Share issuances:

4.	24 million shares on or before March 31, 2011 (issued in March 2011)

Under the amending agreement the following terms were agreed to keep the original agreements in good standing (replacing cash payments of $800,000 due on March 31, 2011 and $800,000 every six months from June 1, 2011):

Cash payments:

5.	$50,000 on or before April 18, 2011; (paid)
6.
$900,000 every six months thereafter starting on October 1, 2011 of which the Company may pay one-half by way of issuing restricted shares to the Vendor at a 10-day average trading day price at the option of the Company.

Share issuances:

7.	10 million shares on or before March 31, 2012, and
8.	10 million shares on or before December 31, 2012

The Sur de Bolivar concessions consist of four exploration licenses totaling approximately 9,076 acres.  The concessions are located approximately 500 km NNW of Bogota (or alternatively 200 km SE of Cartagena), at the northern end of the Serrania de San Lucas, within the Municipality of Rio Viejo, Department of Bolivar.  Access to the area requires 4 hours of overland travel, from the nearest national airport, along a reasonably good secondary road system.  Entrance may be facilitated by the reclamation of a presently overgrown, 1000 m airstrip located within the license area.  The strip is suitable for moderate-sized aircraft, flights taking approximately 50 minutes from Medellin. Two reports are attached to this filing describing the concession areas. The concession areas are also referred to as the Senderos de Oro project.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Amending Summary Agreement, dated April 18, 2011

10.2 Summary Report on the Senderos De Oro Project

10.3 Sur de Bolivar Project, Department of Bolivar, Colombia

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orofino Gold Corp.
(Registrant)

	By:	/s/ Ary Pernett
Date: April 19, 2011		Ary Pernett
President and Chief Executive Officer